Exhibit 21.1

Subsidiaries and Consolidated Variable Interest Entities of the Registrant

Subsidiaries	Jurisdiction of Incorporation
Hongli Hong Kong Limited (“Hongli HK”)	Hong Kong
Shandong Xiangfeng Heavy Industry Co., Ltd. (“Hongli WFOE”)	PRC

Consolidated Variable Interest Entities	Jurisdiction of Incorporation
Shandong Hongli Special Section Tube Co., Ltd. (“Hongli Shandong”)	PRC
Beijing Haozhen Heavy Industry Technology Co., Ltd. (“Haozhen Beijing”)	PRC
Shandong Maituo Heavy Industry Co., Ltd. (“Maituo Shandong”)	PRC
Shandong Haozhen Heavy Industry Technology Co., Ltd. (“Haozhen Shandong”)	PRC